PRESS RELEASE

                            DOLLAR TREE STORES, INC.
               REPORTS 37% INCREASE IN THIRD QUARTER NET EARNINGS

CHESAPEAKE, Va. - October 24, 2000 -- Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's leading $1.00 price point retailer, reported that third quarter net earnings increased 36.6% to $21.9 million in 2000 compared to $16.0 million in 1999. Earnings per share increased to $0.19 for the third quarter of 2000 compared to $0.11 for the third quarter of 1999.

     Sales for the quarter increased 26.2% to $377.3 million compared to sales of $298.9 million for the third quarter of 1999. As previously reported, net sales were beneficially impacted by a 5.3% increase in comparable store net sales.

     For the quarter, gross margin was 36.8% compared to 35.9% for the third quarter of 1999. As a percentage of net sales, merchandise costs decreased because of improved pricing from vendors and a higher than planned mix of import merchandise during third quarter 2000 compared to the same period in the prior year. Gross margin was also impacted by an increase in freight costs and a slight increase in shrink. These factors were partially offset by slight leverage of occupancy and distribution costs resulting from increased comparable store net sales.

     For the quarter, operating expenses, as a percentage of net sales, were 24.4% compared to 23.9% in the third quarter of 1999. The increase in operating expenses was primarily due to expenses related to the integration of Dollar Express.

     Year-to-date net sales, pro forma net earnings available to common shareholders and pro forma net earnings per common share were $1,088.9 million, $55.5 million, and $0.50 for 2000 compared to $845.1 million, $40.1 million and $0.37 for 1999. Excluding merger related costs and expenses, year-to-date net earnings per common share were $0.53 in 2000 compared to $0.38 in 1999.

     Macon Brock, President and CEO, stated "We had a busy third quarter, transitioning to new operating procedures at Dollar Express and training their personnel to the Dollar Tree philosophy. The success of our broader merchandise mix shows in the quarter's sales trends. Our seasonal merchandise is in place and we are looking forward to the upcoming holiday selling season."

     On Tuesday, October 24, 2000, Dollar Tree will host a conference call at 4:45 p.m. EDT to discuss its quarterly earnings results. The telephone number for the call is (312) 470-7151 (password: DLTR). A recorded version of the call will be available for 48 hours after the call by dialing (402) 998-1227.

     Dollar Tree Stores, Inc. is the nation's leading $1.00 discount variety store chain. As of September 30, 2000, Dollar Tree operates 1,677 stores in 36 states, opening 49 new stores, expanding 31 stores and closing 6 stores in the third quarter.

This news release contains "forward-looking statements", as that term is used in the Private Securities Litigation Reform Act of 1995, regarding results of operations and plans for future periods. Such forward-looking statements are subject to certain risks and uncertainties that may cause the Company's actual results to differ materially from anticipated results or other expectations described in such statements. Additionally, forward-looking statements are subject to, but not limited to, the risks indicated in the Company's filings with the Securities and Exchange Commission.

CONTACT:          Dollar Tree Stores, Inc., Chesapeake, VA
                      Eric Coble or Erica Robb, 757/321-5000
                      http://www.DollarTree.com

                            DOLLAR TREE STORES, INC.
                    Condensed Consolidated Income Statements
             For the Three Months and Nine Months Ended September 30
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                         Third Quarter          Year-to-Date
                                      2000          1999      2000        1999
                                      ----          ----      ----        ----

Net sales                            $377,318    $298,868  $1,088,932   $845,107

Cost of sales                         238,328     191,546     698,324    544,326
Merger-related costs                        -           -       1,100        443

Gross profit                          138,990     107,322     389,508    300,338
                                        36.8%       35.9%       35.8%      35.5%

Operating expenses                     92,023      71,523     261,381    202,894
                                        24.4%       23.9%       24.0%      24.0%

Merger-related expenses                     -           -       3,266        607
Depreciation/amortization              10,638       7,879      28,887     22,233

Operating income                       36,329      27,920      95,974     74,604
                                         9.6%        9.3%        8.8%       8.8%

Interest expense, net                     799       1,767       1,917      3,956

Earnings before income taxes           35,529      26,153      94,056     70,648
                                         9.4%        8.8%        8.6%       8.4%

Income tax expense*                    13,680      10,168      36,720     25,454

Pro forma net earnings
  before extraordinary item*           21,850      15,985      57,337     45,194

Loss on debt extinguishment,
  net of tax benefit of $242                -           -         387          -

Pro forma net earnings*                21,850      15,985      56,950     45,194
                                         5.8%        5.3%        5.2%       5.3%
Pro forma net earnings available
  to common shareholders**             21,850      12,083      55,537     40,110
                                         5.8%        4.0%        5.1%       4.7%

Pro forma net earnings per
  common share:*
Basic                                  $ 0.21      $ 0.12      $ 0.54     $ 0.41
Weighted average number of shares     106,115      98,604     102,254     98,330

Diluted                                $ 0.19      $ 0.11      $ 0.50     $ 0.37
Weighted average number of shares     113,499     108,078     111,298    107,834

* Amounts include a pro forma adjustment for C-corporation income taxes relating to ONLY $ONE of $505 for year-to-date 1999.

** Amounts include accretion of the Dollar Express cumulative preferred stock to redemption value, accrued preferred stock dividends and amortization of the discount on preferred stock. The amounts deducted from pro forma net earnings available to common shareholders are $3,902 for the quarter ended September 30, 1999, and $1,413 and $5,084 for the nine-months ended September 30, 2000 and 1999, respectively.

                            DOLLAR TREE STORES, INC.
                      Condensed Consolidated Balance Sheets
                             (Dollars in thousands)



                                         Sept. 30,    Dec. 31,     Sept. 30,
                                           2000         1999         1999
                                           ----         ----         ----

                                        (Unaudited)               (Unaudited)


Cash and cash equivalents                $ 23,954     $181,587     $ 22,080
Merchandise inventories                   350,055      192,838      276,240
Other current assets                       33,682       20,681       13,993
                                          -------      -------      -------
Total current assets                      407,691      395,106      312,313
                                          -------      -------      -------

Property and equipment, net               201,100      157,368      151,607
Goodwill, net                              40,881       42,394       41,106
Other assets, net                          16,514       16,365       20,184
                                          -------      -------      -------
Total assets                             $666,186     $611,233     $525,210
                                          =======      =======      =======

Accounts payable                         $ 89,463     $ 73,878     $ 82,821
Income taxes payable                          201       29,193         --
Other current liabilities                  30,464       38,132       27,292
Current portion of long-term debt          25,000       28,070       25,350
                                          -------      -------      -------
Total current liabilities                 145,128      169,273      135,463
                                          -------      -------      -------

Long-term debt, excluding
 current portion                           34,900       49,138       61,022
Other liabilities                          34,256       41,413       41,364
                                          -------      -------      -------
Total liabilities                         214,284      259,824      237,849
                                          -------      -------      -------

Preferred stock of Dollar Express            --         35,171       33,228

Shareholders' equity                      451,902      316,238      254,133
                                          -------      -------      -------
Total liabilities and
 shareholders' equity                    $666,186     $611,233     $525,210
                                          =======      =======      =======

STORE DATA:
Number of stores open at
  end of period                             1,677        1,507        1,461
Total gross square footage
  (in thousands)                            9,295        7,638        7,274

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


                    DOLLAR TREE STORES, INC.
           Condensed Consolidated Statements of Cash Flows
                     (Amounts in thousands)



                                                       Nine-months                  Nine-months
                                                         ended         Year ended      ended
                                                        Sept. 30,       Dec. 31,     Sept. 30,
                                                          2000            1999          1999
                                                          ----            ----          ----
                                                      (Unaudited)                   (Unaudited)

Cash flows from operating activities:
  Net income                                           $  56,950       $ 106,577     $  45,699
                                                        --------        --------      --------
  Adjustments to reconcile net income to
    net cash used in operating activities:
    Depreciation and amortization                         28,887          30,809        22,233
    Other non-cash adjustments                            13,727           3,943         7,455
    Changes in working capital                          (189,347)        (12,774)     (128,640)
                                                        --------        --------      --------
      Total adjustments                                 (146,733)         21,978       (98,952)
                                                        --------        --------      --------
      Net cash provided by (used in)
        operating activities                             (89,783)        128,555       (53,253)
                                                        --------        --------      --------

Cash flows from investing activities:
  Acquisition, net of cash acquired                         --              (320)         --
  Capital expenditures                                   (71,618)        (55,013)      (41,148)
  Proceeds from sale of property and equipment               199             172            99
                                                        --------        --------      --------
      Net cash used in investing activities              (71,419)        (55,161)      (41,049)
                                                        --------        --------      --------

Cash flows from financing activities:
  Distributions paid                                        --           (60,934)      (60,934)
  Net change in long-term debt                           (17,308)         23,034        32,639
  Net change in capital leases                            (2,371)         20,454        21,223
  Proceeds from issuance of preferred stock
    and common stock put warrants of Dollar Express         --            32,156        32,156
  Proceeds from stock issued pursuant to
    stock-based compensation plans                        23,248           8,769         6,584
                                                        --------        --------      --------
      Net cash provided by financing activities            3,569          23,479        31,668
                                                        --------        --------      --------
Net increase (decrease) in cash and cash equivalent     (157,633)         96,873       (62,634)
Cash and cash equivalents at beginning of period         181,587          84,714        84,714
                                                        --------        --------      --------
Cash and cash equivalents at end of period             $  23,954       $ 181,587     $  22,080
                                                        ========        ========      ========